Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements (No.333-274450 and 333-277841) on Form S-8 of our reports dated April 25, 2025, relating to the financial statements of AIFU Inc. (formerly known as “Fanhua Inc.”) and the effectiveness of AIFU Inc. (formerly known as “Fanhua Inc.”) internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Enrome LLP

Singapore, Singapore

April 25, 2025

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